EXHIBIT 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center

22nd Floor
San Francisco, CA  94111

May 13, 2013

Genomic Health, Inc.
301 Penobscot Drive
Redwood City, CA  94063

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Genomic Health, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933 (the “Act”) of 10,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (the “Shares”). Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Act (a”Rule 462(b) registration statement”), is herein referred to as the “Registration Statement.”

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that when the Board of Directors of the Company or a duly authorized committee of such Board (such Board of Directors or committee, the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of the offering of the Shares and related matters and when the Shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such action of the Board, the Shares (including any Shares registered pursuant to a Rule 462(b) registration statement) will be validly issued, fully paid and nonassessable.

We have assumed that (a) at or prior to the time of the delivery of any of the Shares, the Registration Statement will be effective under the Act and a Prospectus Supplement to the Prospectus forming a part of the Registration Statement relating to the offer and sale of such Shares will have been prepared and filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Act, (b) at or prior to the time of the delivery of any of the Shares, the Company has a sufficient number of authorized but unissued shares of Common Stock under the Certificate of Incorporation of the Company at the time of such delivery, and (c) the Board shall not have rescinded or otherwise modified the authorization of the Shares.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP